Exhibit 99.1

For more information contact:

Bruce S Klein, SVP and General Counsel

Interliant, Inc.

914.640.9000

bruce_klein@interliant.com

Sale of Interliant Assets and Operations Complete

Plan of liquidation to be filed

PURCHASE, NEW YORK, MAY 20, 2003 – Interliant, Inc. (OTCBB:INIT.OB) today announced that on May 16, 2003, it closed on the sale of substantially all of its assets comprising its entire business operations, to a wholly-owned subsidiary of Navisite, Inc. (Nasdaq: NAVI). NaviSite, a provider of application and infrastructure management services, was the successful bidder at a bankruptcy auction conducted on May 8th and 9th, 2003. On May 15, 2003, the US Bankruptcy Court for the Southern District of New York entered an order authorizing and approving the sale.

Under the terms approved by the bankruptcy court, NaviSite has acquired the assets and assumed certain liabilities of Interliant. As consideration, at the closing, NaviSite paid approximately $7.0 million in cash, credits, and short term notes, and assumed approximately $5.7 million of Interliant’s liabilities, according to a preliminary purchase price adjustment based on Interliant’s net worth calculated at closing. Under the terms of the asset purchase agreement, a final purchase price adjustment will be made within approximately thirty days from closing.

In addition, within the next several weeks, Interliant plans to file a plan of liquidation pursuant to which it will distribute to its unsecured creditors, all of its remaining assets, including net proceeds from this sale. Under this Plan, there will be no distributions to shareholders. On May 20, 2003, Interliant directed its stock transfer agent to halt trading on its stock.

This press release contains forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “forecast” and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include uncertainty that demand for our services will increase and other competitive market factors, changes in Interliant’s business strategy or an inability to execute Interliant’s strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and other filings with the Securities and Exchange

Commission. It is not possible to foresee or identify all factors affecting Interliant’s forward-looking statements and investors therefore should not consider any list of factors affecting Interliant’s forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.